Exhibit 99.1
IMMEDIATE RELEASE
REGENT COMMUNICATIONS APPOINTS NEW SENIOR LEADERSHIP
AND CHANGES NAME TO TOWNSQUARE MEDIA
Steven Price Appointed Chairman and Chief Executive Officer
Stuart Rosenstein Appointed Executive Vice President and Chief Financial Officer
Senior Executive Team Brings Experience and Track Record of Success in Growing through Acquisitions
Cincinnati, OH — May 3, 2010 — Townsquare Media, Inc., which was formerly known as Regent Communications, Inc., announced today that Steven Price, co-founder of media investment firm FiveWire Ventures, has been named the Company’s Chairman and CEO. FiveWire co-founder Stuart Rosenstein has been named Executive Vice President and Chief Financial Officer of the Company.
Townsquare Media operates 62 radio stations in 13 mid-sized markets. The Company emerged from bankruptcy protection on April 27, 2010, less than two months after its initial Chapter 11 filing. A fund managed by Oaktree Capital Management, L.P., a premier global alternative and non-traditional investment manager, owns a majority equity stake in the Company. Messrs. Price and Rosenstein intend to make a significant equity investment in the Company.
Messrs. Price and Rosenstein will succeed William Stakelin and Anthony Vasconcellos, who resigned from the Company.
“Stuart and I are pleased to join Townsquare Media and look forward to building, through internal growth and acquisitions, a leading provider of local media, entertainment and commerce in small and mid-sized markets,” said Mr. Price. “The radio business is undergoing massive change and we are excited to invest in and build upon Townsquare Media’s leadership positions in its markets to develop a new media business for the 21st century, focused on local media across multiple platforms.”
“I am delighted to have the opportunity to be part of the Townsquare team as it starts a new chapter and concentrates on expanding its audience, serving advertisers and driving innovative digital products,” said Mr. Rosenstein. “Together, we are focused on strengthening the Company’s operational execution and creating value for all of our stakeholders, particularly our clients, employees and investors.”
“We are excited about this partnership and the new leadership at Townsquare Media,” said Andrew Salter, Senior Vice President of Oaktree Capital Management. “At the same time, we thank Bill and Tony for their longstanding service to the Company and their stewardship during the bankruptcy process. As we focus on the future, we look forward to building a market-leading, valuable media business with Steven and Stuart.”

“Tony and I are both very proud of our accomplishments at Regent, which has consistently performed as a radio industry leader due primarily to the outstanding abilities of our employees,” said Mr. Stakelin. “We wish the Company well and wish the new owners and management team well with their decision to take the Company in a new direction.”
About Steven Price
Prior to co-founding FiveWire, Mr. Price, 48, was a Senior Managing Director at New York-based private equity firm Centerbridge Partners and, before that, he held a similar position at Spectrum Equity Investors. Before joining the private equity business, Mr. Price served in the Pentagon as Deputy Assistant Secretary of Defense (Spectrum, Space, and Communications). Prior to joining the Pentagon, he served as President and CEO of LiveWire Ventures, a software and services company he founded with Mr. Rosenstein. Mr. Price was also formerly the President and CEO of PriCellular Corporation, a publicly traded cellular phone operator focused on small to mid-sized markets.
About Stuart Rosenstein
Prior to co-founding FiveWire, Mr. Rosenstein, 49, was previously the owner and managing principal of AMG Financial, a $100 million private lending firm that extended financing and provided collateralized loans and other services principally to the real estate industry. He co-founded LiveWire Ventures with Mr. Price and served as the company’s Executive Vice President and Chief Financial Officer. Prior to that, he was the Executive Vice President and Chief Financial Officer of PriCellular. Mr. Rosenstein started his career at Ernst & Young.
About Townsquare Media
Townsquare Media, Inc., is a radio broadcasting and digital content company focused on acquiring, developing and operating radio and digital properties in mid-sized markets. Townsquare Media operates market-leading media clusters in 13 U.S. cities. The Company’s majority shareholder is a fund managed by Oaktree Capital Management, L.P. www.townsquaremedia.com
About Oaktree Capital Management
Oaktree is a premier global alternative and non-traditional investment manager with over $76 billion in assets under management as of March 31, 2010. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, high yield and convertible bonds, specialized private equity (including power infrastructure), real estate, emerging market and Japanese securities, and mezzanine finance. Oaktree was founded in 1995 by a group of principals who have worked together since the mid-1980s. Headquartered in Los Angeles, the firm today has approximately 600 employees and offices in 14 cities worldwide. http://www.oaktreecapital.com/

This press release includes certain forward-looking statements with respect to Townsquare Media, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Townsquare Media believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; increased competition from emerging technologies; fluctuations in the cost of operating radio properties; the Company’s ability to manage growth; the Company’s ability to effectively integrate its acquisitions; potential costs relating to stockholder demands; changes in the regulatory climate affecting radio broadcast companies; cancellations, disruptions or postponement of advertising schedules in response to national or world events; and the Company’s ability to regain and maintain compliance with the terms of its credit facilities or to refinance or restructure such obligations. Further information on other factors that could affect the financial results of Townsquare Media, Inc.. is included in Townsquare Media’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Townsquare Media, Inc.
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